Exhibit 10.2

[Letterhead]

March 10, 2005

Mr. Joe K. Pickett, Chair
Compensation Committee of the

Board of Directors

Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016

Dear Joe:

I understand that the Compensation Committee of the Fannie Mae Board of Directors and the Board of Directors is proposing to grant me a 2005 variable long-term award under the 2003 Stock Compensation Plan consisting of Restricted Stock (as defined) vesting over a multi-year period.

Under my Employment Agreement with Fannie Mae, if my employment terminates by reason of a “Qualifying Termination” (as defined) other than death, any Restricted Stock that I hold will continue to vest on the same basis as if I remained employed through June 30, 2007. A “Qualifying Termination” includes a termination by me for “Good Reason” (as defined in my Employment Agreement).

By this letter, I voluntarily waive a portion of my rights to continued vesting of the 2005 award of Restricted Stock in the event I were to terminate my employment for “Good Reason.” In those circumstances, I do not waive my right to continued vesting of the portion of the 2005 award that would vest were I to remain employed for twelve months following the date of termination or until June 30, 2007, if earlier. Therefore, this waiver will have no potential effect on the portion of the 2005 award that vests in 2006. However, I agree that the portion of the 2005 award that would vest (were I to remain employed) more than twelve months after the date of termination and on or before June 30, 2007 will be subject to a different rule. The Restricted Stock shares described in the immediately preceding sentence will vest in accordance with my Employment Agreement unless the Office of Federal Housing Enterprise Oversight (“OFHEO”) has notified the Company and me within four (4) months of my termination that there has been a final determination that continued vesting would be improper because I had been guilty of misconduct or dereliction in the performance of my duties as Chief Operating Officer.

Please indicate the Company’s acknowledgment of, agreement to and acceptance of the foregoing by signing the enclosed copy of this letter in the space indicated below and returning a fully executed copy of the letter to my attention.

Joe, I appreciate the Board’s consideration, affirm my desire to do whatever it takes to do the right thing for Fannie Mae, and hope this voluntary act demonstrates this commitment. As always, thank you.

Sincerely yours,

/s/ Daniel H. Mudd

AKNOWLEDGED, AGREED TO AND ACCEPTED:

FANNIE MAE

/s/ Joe K. Pickett
Joe K. Pickett
Chair
Compensation Committee of the

Board of Directors